SoFi Reports First Quarter 2026 with Record Net Revenue of $1.1 Billion, Record Member and Product Growth, Net Income of $167 Million

Adjusted Net Revenue up 41% to a record $1.1 billion
Adjusted EBITDA up 62% to a record $340 million
Total Loan Originations at a record $12.2 billion
Member growth up 35% to a record 14.7 million members
Product growth up 39% to a record 22.2 million products

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – April 29, 2026 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, everything app for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its first quarter ended March 31, 2026.
“We had an excellent Q1 delivering another quarter of durable growth and strong returns, fueled by our relentless focus on innovation and brand building. Members grew 35% and products increased 39%, with 43% of new products coming from existing members, as more people choose SoFi as their trusted partner for major financial decisions and all the days in between,” said Anthony Noto, CEO of SoFi. “Our strategic entry into new areas like digital assets alongside the strong growth in our existing businesses are strengthening and diversifying our platform. That allows us to keep investing in better products and experiences for our members and clients and powering our compounding growth and strong returns over the long-term.”
Consolidated Results Summary

	Three Months Ended March 31,		% Change
($ in thousands, except per share amounts)	2026	2025
Consolidated – GAAP
Total net revenue	$1,100,368	$771,759	43%
Net income	166,731	71,116	134%
Net income attributable to common stockholders – diluted	167,075	71,455	134%
Earnings per share attributable to common stockholders – diluted	$0.12	$0.06	100%
Consolidated – Non-GAAP(1)
Adjusted net revenue	$1,087,232	$770,720	41%
Adjusted EBITDA	339,901	210,337	62%
Adjusted net income	166,731	71,116	134%
Adjusted net income attributable to common stockholders – diluted	167,075	71,455	134%
Adjusted earnings per share – diluted	$0.12	$0.06	100%
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Product Highlights
•Delivering Consistent Growth with Record New Members and Products. SoFi added a record 1.1 million new members in the first quarter to 14.7 million total members, a 35% increase year-over-year – marking the third consecutive quarter of 35% growth in members. SoFi also added a record 1.8 million products, up 39% from the prior year to 22.2 million products, and accelerated cross-buy to 43%.
•Accelerating Revenue Growth and Increasing Profitability Over the Long-Term. Adjusted net revenue beat expectations, reaching $1.1 billion in the first quarter, up 41% year-over-year. Adjusted EBITDA was $340 million, up 62% year-over-year. SoFi delivered an 18th consecutive quarter of exceeding the Rule of 40, with a score of 72% demonstrating the strength of its diversified business and solid execution.

•Advancing Digital Asset Infrastructure. In the first quarter, SoFi began minting SoFiUSD, its U.S. dollar reserved stablecoin, as well as developing settlement capabilities and supporting interoperability between digital assets and fiat currencies through partners like Mastercard, which will enable SoFiUSD settlement across global payments networks. SoFi also launched Big Business Banking, extending its platform to enterprise clients and further diversifying its infrastructure capabilities.
•Accelerating Innovation Across the Business: Continuous product innovation helped drive strong results, including record brokerage fee revenue, which more than doubled over the past year. In April, SoFi relaunched SoFi Plus with enhanced benefits, including a 4.5% APY on deposits up to $20,000 and a 1% match on SoFi Invest and crypto purchases. To streamline loan application process, SoFi rolled out the Personal Loan Doc Coach powered by AI, and introduced a seamless, end-to-end Home Equity Line of Credit experience directly on the platform.
•Achieving Record Loan Originations. Total originations reached a record of $12.2 billion, up nearly $1.7 billion from last quarter with record performance across all three lending segments. Personal Loan originations reached a record $8.3 billion; Student Loan originations were a record $2.6 billion, up 2.2x year-over-year, and home loan originations were $1.2 billion, up nearly 2.4x year-over-year. Loan Platform Business originations were up 90% year-over-year, and this quarter an additional $3.6 billion of commitments were added with three new partners.
•Delivering Strong and Consistent Credit Performance. Credit remained strong, performing in line with expectations and driving attractive returns across all loan types. Personal loan annualized net charge offs decreased 28 basis points year-over-year.
•Strengthening Brand Awareness and Trust. Unaided brand awareness reached an all-time high of 10%. SoFi ranked #1 in the J.D. Power 2026 U.S. Investor Satisfaction Study for DIY investing and was named the #1 U.S. Bank in Forbes’ World’s Best Banks list – reinforcing SoFi's position as a trusted household name.
Consolidated Results
SoFi reported a number of record financial achievements. For the first quarter of 2026, record GAAP net revenue of $1.1 billion increased 43% relative to the prior-year period's $771.8 million. Record adjusted net revenue of $1.1 billion grew 41% from the corresponding prior-year period of $770.7 million.
For the first quarter of 2026, total fee-based revenue reached $386.8 million, a year-over-year increase of 23%. This was driven by strong contributions from our Loan Platform Business, as well as referral fee revenue, interchange fee revenue and brokerage fee revenue. Together, the Financial Services and Technology Platform segments generated $503.6 million of net revenue, an increase of 24% from the prior year period.
Net interest income of $693.0 million for the first quarter was up 39% year-over-year. This was driven by a 41% increase in average interest-earning assets and a 48 basis point decrease in cost of funds, partially offset by a 63 basis point decrease in average asset yields year-over-year. For the first quarter, net interest margin of 5.94% increased 22 basis points from the prior quarter.
During the quarter, average total deposits comprised over 90% of average total liabilities. The average rate paid on deposits in the first quarter was 155 basis points lower than that paid on warehouse facilities, which translates to approximately $621.8 million of annualized interest expense savings due to the successful remixing of our funding base.
First quarter record adjusted EBITDA of $339.9 million increased 62% from the prior year period's $210.3 million. This represents an adjusted EBITDA margin of 31%.
SoFi reported its tenth consecutive quarter of GAAP profitability. For the first quarter of 2026, GAAP net income reached $166.7 million and diluted earnings per share reached $0.12.

Equity grew by $322.1 million during the quarter to $10.8 billion and $8.44 of book value per share. Tangible book value grew by $336.3 million during the quarter, ending the period at $9.2 billion. Tangible book value per share was $7.21 at quarter-end, up from $4.58 per share in the prior year period, and up 57% year-over-year.
Member and Product Growth
Continued growth in both total members and products in the first quarter is the result of our continued investments in innovation and brand building and reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
SoFi added a record 1,055,000 members in the first quarter of 2026, bringing total members to 14.7 million, up 35% from 10.9 million at the end of the same prior year period.
SoFi also achieved record product additions of 1.8 million in the first quarter of 2026, bringing total products to nearly 22.2 million, up 39% from 15.9 million at the end of the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. New member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.

Financial Services products increased by 40% year-over-year to 19.3 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 89% of our total product growth.
Lending products increased by 33% year-over-year to 2.8 million, driven by continued demand for personal, student, and home loan products.
Technology Platform enabled accounts decreased 16% year-over-year to 133 million, including the impact from a large client which fully transitioned off the platform prior to December 31, 2025. Technology Platform enabled accounts increased 4 million from the prior quarter.
Financial Services Segment Results
For the first quarter of 2026, Financial Services segment net revenue of $428.5 million increased 41% from the prior year period. Noninterest income of $200.8 million increased 55% year-over-year. Net interest income of $227.7 million increased 31% year-over-year, primarily driven by growth in consumer deposits.
In the first quarter, SoFi's Loan Platform Business added $140.8 million to our consolidated adjusted net revenue. Of this, $138.3 million was driven by $3.0 billion of personal loans originated on behalf of third parties as well as referrals to third parties.
In addition to our Loan Platform Business, SoFi continued to see healthy growth in interchange fee revenue in the first quarter, up 54% year-over-year, as a result of nearly $25 billion in total annualized spend in the quarter across SoFi Money and Credit Card.
Contribution profit for the first quarter of 2026 reached $195.6 million, a $47.3 million improvement over the prior year period, while contribution margin declined 3 percentage points year-over-year to 46%.

Financial Services – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2026	2025	% Change
Net interest income	$227,740	$173,199	31%
Noninterest income	200,803	129,920	55%
Total net revenue – Financial Services	428,543	303,119	41%
Provision for credit losses	(8,890)	(5,639)	58%
Directly attributable expenses	(224,069)	(149,148)	50%
Contribution profit – Financial Services	$195,584	$148,332	32%
Contribution margin – Financial Services(1)	46%	49%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 5.5 million, or 40%, year-over-year, bringing the total to 19.3 million at quarter-end. SoFi Money reached 7.3 million products, Relay reached 7.3 million products and SoFi Invest reached 3.7 million products by the end of the first quarter.
In the first quarter of 2026, total deposits grew $2.7 billion to $40.2 billion, driven primarily by member deposits.

Financial Services – Products	March 31,
	2026	2025	% Change
Money(1)	7,319,872	5,477,472	34%
Invest(2)	3,672,884	2,684,658	37%
Credit Card	436,184	306,106	42%
Referred loans(3)	162,485	102,986	58%
Crypto(4)	239,509	—	n/m
At Work	176,142	119,886	47%
Relay	7,320,718	5,094,484	44%
Total financial services products	19,327,794	13,785,592	40%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Beginning in the first quarter of 2026, we updated our SoFi Invest product metric to reflect four products. Prior to this, our SoFi Invest service was composed of two products, self-directed accounts and robo-advisory accounts. Self-directed accounts were previously referred to as active investing accounts. The impact to prior periods was determined to be immaterial, and prior periods were not recast.
(3)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
(4)During the fourth quarter of 2025, we returned to crypto investing with the launch of SoFi Crypto.
Technology Platform Segment Results
Technology Platform segment net revenue of $75.1 million for the first quarter of 2026 decreased 27% year-over-year. This includes the impact from a large client which fully transitioned off the platform prior to December 31, 2025. Contribution profit of $12.0 million reflected a contribution margin of 16%.

Technology Platform – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2026	2025	% Change
Net interest income	$355	$413	(14)%
Noninterest income	74,731	103,014	(27)%
Total net revenue – Technology Platform	75,086	103,427	(27)%
Directly attributable expenses	(63,087)	(72,514)	(13)%
Contribution profit	$11,999	$30,913	(61)%
Contribution margin – Technology Platform(1)	16%	30%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
Technology Platform enabled accounts decreased 16% year-over-year to 133 million, including the impact from a large client which fully transitioned off the platform prior to December 31, 2025. Technology Platform enabled accounts increased 4 million from the prior quarter.
In 2026, we will be launching a new unified brand, SoFi Technology Solutions, offering enterprise clients products and services across a total of four platform businesses: Processing, Banking Core Ledgers & Services, Payment Hub, and Risk & Fraud.

Technology Platform	March 31,
	2026	2025	% Change
Total accounts	132,874,105	158,432,347	(16)%
Lending Segment Results
For the first quarter of 2026, Lending segment GAAP net revenue of $642.4 million increased 55% from the prior year period, while adjusted net revenue for the segment of $629.3 million increased 53% from the prior year period.
Lending segment performance in the first quarter was driven by net interest income, which rose 39% year-over-year, primarily driven by growth in average loan balances of 40%.

Lending segment first quarter contribution profit of $382.4 million was up 60% from $238.9 million in the corresponding prior-year period. Lending segment adjusted contribution margin was strong at 61%. This strong performance reflects our ability to capitalize on continued strong demand for our lending products.

Lending – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2026	2025	% Change
Net interest income	$500,231	$360,621	39%
Noninterest income	142,189	52,752	170%
Total net revenue – Lending	642,420	413,373	55%
Servicing rights – change in valuation inputs or assumptions	(13,163)	(1,074)	n/m
Residual interests classified as debt – change in valuation inputs or assumptions	27	35	(23)%
Directly attributable expenses	(246,898)	(173,399)	42%
Contribution profit – Lending	$382,386	$238,935	60%
Contribution margin – Lending(1)	60%	58%

Adjusted net revenue – Lending (non-GAAP)(2)	$629,284	$412,334	53%
Adjusted contribution margin – Lending (non-GAAP)(2)	61%	58%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
March 31, 2026
Unpaid principal	$22,317,947	$14,510,630	$1,562,339	$38,390,916
Accumulated interest	161,450	69,285	6,945	237,680
Cumulative fair value adjustments(1)	1,203,024	756,905	78,724	2,038,653
Total fair value of loans(2)(3)	$23,682,421	$15,336,820	$1,648,008	$40,667,249
December 31, 2025
Unpaid principal	$20,243,217	$12,875,440	$1,133,329	$34,251,986
Accumulated interest	151,079	58,277	4,888	214,244
Cumulative fair value adjustments(1)	1,146,372	723,861	66,898	1,937,131
Total fair value of loans(2)(3)	$21,540,668	$13,657,578	$1,205,115	$36,403,361
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(1) During the three months ended March 31, 2026, the cumulative fair value adjustments for personal loans were impacted by a higher unpaid principal balance and a lower weighted average conditional prepayment rate, partially offset by a higher weighted average discount rate, lower weighted average coupon, and a higher weighted average annual default rate. The higher discount rate was primarily driven by a 31 basis point increase in benchmark rates. The cumulative fair value adjustments for student loans were impacted by a higher unpaid principal balance, higher weighted average coupon, and a lower weighted average conditional prepayment rate, partially offset by a higher weighted average discount rate and higher weighted average default rate.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.

The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
Weighted average coupon rate(1)	12.96%	13.11%	5.91%	5.87%
Weighted average annual default rate	4.57%	4.46%	0.69%	0.68%
Weighted average conditional prepayment rate	25.55%	26.87%	11.15%	11.21%
Weighted average discount rate	4.61%	4.46%	4.05%	3.89%
Benchmark rate(2)	3.62%	3.31%	3.59%	3.40%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
For the first quarter of 2026, record origination volume of $12.2 billion increased 68% year-over-year. This was a result of continued strong member demand for personal loans, student loans and home loans as well as strong demand from capital markets partners.
Record personal loan originations of $8.3 billion in the first quarter of 2026 were up 51% year-over-year, inclusive of $3.0 billion originated on behalf of third parties through our Loan Platform Business. SoFi's multichannel strategy continues to allow us to serve more members and provide revenue diversification.
First quarter student loan volume of $2.6 billion was up 119% year-over-year. This marked the highest quarter of student loan originations in SoFi's history.
Home loan volume was $1.2 billion, an increase of 137% year-over-year. Home equity loan originations were strong during the first quarter, accounting for nearly one-third of total home loan volume.
Capital markets activity in the first quarter of 2026 was strong. Overall, SoFi sold, or transferred through our Loan Platform Business, more than $3.8 billion in total of personal loans and home loans. In terms of home loan sales, we closed $763.9 million at a blended execution of 102.1%.
SoFi executed a $919 million co-contributor securitization of loans previously originated through our Loan Platform Business. This was the fifth securitization of new collateral under our SoFi Consumer Loan Program (SCLP) since 2021 using collateral originated in the Loan Platform Business. Importantly, this channel provides our partners with meaningful liquidity to support their ongoing investment in the Loan Platform Business. The transaction priced at industry-leading cost-of-funds levels, with a weighted average spread of 86 basis points.
Credit performance for personal loans remained strong in the first quarter, in-line with expectations. Excluding the impact of late stage delinquent loan sales, it is estimated that, including recoveries, the all-in annualized net charge-off rate for personal loans would have been approximately 4.4% which was consistent with the prior quarter.
The personal loan annualized charge-off rate decreased 28 basis points year-over-year to 3.03%, this includes the impact of asset sales, new originations and delinquency sales in the quarter. The annualized charge-off rate increased from 2.80% in the prior quarter. This was primarily a function of maintaining consistent delinquent loan sales as the balance sheet has grown. The student loan annualized charge-off rate decreased to 65 basis points from 76 basis points in the prior quarter.
The on-balance sheet 90-day delinquency rates for both personal loans and student loans were consistent with the prior year.
The data continues to support a 7–8% maximum cumulative net loss assumption for personal loans, in line with SoFi's underwriting tolerance.
Recent vintages, originated from the fourth quarter of 2022 to second quarter of 2025 have net cumulative losses of 4.64%, with 36% unpaid principal balance remaining. This is well below the 6.32% observed at the same point in time for the 2017 vintage which is the last vintage that approached our 7-8% tolerance. The gap between the newer cohort curve and the 2017 cohort curve improved by 9 basis points, after improving 8 basis points last quarter, demonstrating continued improvement.
Additionally, of the first quarter of 2020 through the fourth quarter of 2025 originations, 61% of principal has already been paid down, with 6.8% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off rate on the remaining 40% of unpaid principal would need to be approximately 10%. This would be well above past levels, providing us further confidence in achieving loss rates below our 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended March 31,		% Change
	2026	2025
Origination volume ($ in thousands, during period)
Personal loans(1)	$8,340,249	$5,536,841	51%
Student loans	2,613,708	1,191,463	119%
Home loans	1,224,674	517,758	137%
Total	$12,178,631	$7,246,062	68%
Average loan balance ($, as of period end)(2)
Personal loans	$25,673	$25,598	—%
Student loans	44,663	43,103	4%
Home loans	238,235	268,674	(11)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which SoFi has continuing involvement through our servicing agreements.

Lending – Products	March 31,
	2026	2025	% Change
Personal loans(1)	2,100,366	1,507,344	39%
Student loans	672,407	583,914	15%
Home loans	58,579	38,575	52%
Total lending products	2,831,352	2,129,833	33%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
In the second quarter of 2026, management expects to deliver adjusted net revenue growth of approximately 30%, an adjusted EBITDA margin of approximately 30%, and an adjusted net income margin of approximately 12% -13%.
For the full year, management maintains its strong outlook. For 2026, management expects to increase total members by at least 30% year-over-year. Management also expects to deliver adjusted net revenue of approximately $4.655 billion which implies approximately 30% annual revenue growth. Management expects adjusted EBITDA of approximately $1.6 billion, which equates to an annual EBITDA margin of approximately 34%. Management expects adjusted net income of approximately $825 million, which equates to a margin of approximately 18%. Lastly, management expects adjusted EPS of approximately 60 cents per share.
Management will further address guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the second quarter of 2026 and full year 2026 adjusted net revenue, annual growth rate, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS, and new members, our expectations regarding launching a unified brand across four technology platform businesses, our expectations regarding settlement of our 2026 convertible notes, our expectations regarding the revenue diversification benefits of our multichannel personal loan origination and sale strategy, our expectations regarding our ability to continue to grow our business, deliver superior financial returns, build our brand and launch new business lines and products, our ability to continue to drive momentum, deepen member engagement, and increase cross-buy, our expectations regarding the size of our market opportunity, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, including our ability to continue to grow our Loan Platform Business, our ability to continue the momentum seen in prior financial periods, our ability to have loss rates below 8%, our ability to navigate the macroeconomic, geopolitical and regulatory environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “capable” “future”, “growth”, “may”, “opportunity”, “plan”, “potential”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from macroeconomic, global, and political events, including announced or planned tariffs; (ii) our ability to maintain net income profitability, continue to increase fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, changes in personnel and resources of the governmental agencies that regulate us, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our business; (x) our ability to expand our member base, increase our product adds and increase cross-buy; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last annual report on Form 10-K, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is the everything app for digital financial services on a mission to help people achieve financial independence to realize their ambitions. 14.7 million members trust SoFi to borrow, save, spend, invest, and protect their money – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Fintechs, financial institutions, and brands use SoFi’s technology platform Galileo to build and manage innovative financial solutions across 132.9 million global accounts. For more information, visit www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Contact
Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Company Metrics
6.    Segment Financials
7.    Fee-Based Revenue
8.    Analysis of Charge-Offs
9.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended March 31,
	2026	2025
Interest income
Loans and securitizations	$932,184	$712,876
Other	68,812	50,936
Total interest income	1,000,996	763,812
Interest expense
Securitizations and warehouses	10,051	28,144
Deposits	287,229	225,399
Corporate borrowings	10,651	11,428
Other	77	115
Total interest expense	308,008	265,086
Net interest income	692,988	498,726
Noninterest income
Loan origination, sales, securitizations and servicing	142,209	52,805
Technology products and solutions	49,351	86,437
Loan platform fees	138,255	92,750
Crypto transaction revenue	121,593	—
Cost of crypto transaction revenue	(120,741)	—
Net crypto transaction revenue	852	—
Other	76,713	41,041
Total noninterest income	407,380	273,033
Total net revenue	1,100,368	771,759
Provision for credit losses	8,895	5,678
Noninterest expense
Technology and product development	187,675	156,206
Sales and marketing	335,539	238,176
Cost of operations	171,123	135,520
General and administrative	197,584	156,397
Total noninterest expense	891,921	686,299
Income before income taxes	199,552	79,782
Income tax expense	(32,821)	(8,666)
Net income	$166,731	$71,116

Earnings per share
Earnings per share – basic	$0.13	$0.06
Earnings per share – diluted	$0.12	$0.06
Weighted average common stock outstanding – basic	1,276,328	1,097,994
Weighted average common stock outstanding – diluted	1,378,011	1,185,466

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Total net revenue (GAAP)	$1,100,368	$771,759
Servicing rights – change in valuation inputs or assumptions(1)	(13,163)	(1,074)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	27	35
Adjusted net revenue (non-GAAP)	$1,087,232	$770,720
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Lending
Total net revenue – Lending (GAAP)	$642,420	$413,373
Servicing rights – change in valuation inputs or assumptions(1)	(13,163)	(1,074)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	27	35
Adjusted net revenue – Lending (non-GAAP)	$629,284	$412,334
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.

The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Noninterest income (GAAP)	$407,380	$273,033
Servicing rights – change in valuation inputs or assumptions(1)	(13,163)	(1,074)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	27	35
Adjusted noninterest income (non-GAAP)	$394,244	$271,994
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended March 31,
($ in thousands)	2026	2025
Lending
Noninterest income – Lending (GAAP)	$142,189	$52,752
Servicing rights – change in valuation inputs or assumptions(1)	(13,163)	(1,074)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	27	35
Adjusted noninterest income – Lending (non-GAAP)	$129,053	$51,713
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit, which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended March 31,		2026 vs 2025
($ in thousands)	2026	2025	$ Change
Lending
Contribution profit – Lending (GAAP)	$382,386	$238,935	$143,451
Net revenue – Lending (GAAP)	642,420	413,373	229,047
Contribution margin – Lending (GAAP)(1)	60%	58%
Incremental contribution margin – Lending (GAAP)(1)	63%

Adjusted net revenue – Lending (non-GAAP)(2)	$629,284	$412,334	$216,950
Adjusted contribution margin – Lending (non-GAAP)	61%	58%
Incremental adjusted contribution margin – Lending (non-GAAP)	66%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) foreign currency impacts related to operations in highly inflationary countries, (vi) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (vii) restructuring charges, (viii) transaction-related expenses, and (ix) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended March 31,		2026 vs 2025
($ in thousands)	2026	2025	$ Change
Net income (GAAP)	$166,731	$71,116	$95,615
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	10,651	11,428	(777)
Income tax expense (benefit)(2)	32,821	8,666	24,155
Depreciation and amortization	67,578	55,283	12,295
Share-based expense	72,012	63,756	8,256
Foreign currency impact of highly inflationary subsidiaries(3)	411	276	135
Servicing rights – change in valuation inputs or assumptions(4)	(13,163)	(1,074)	(12,089)
Residual interests classified as debt – change in valuation inputs or assumptions(5)	27	35	(8)
Restructuring charges(6)	1,960	851	1,109
Transaction-related expense(7)	873	—	873
Total adjustments	173,170	139,221	33,949
Adjusted EBITDA (non-GAAP)	$339,901	$210,337	$129,564

Total net revenue (GAAP)	$1,100,368	$771,759	$328,609
Net income margin (GAAP)	15%	9%
Incremental net income margin (GAAP)	29%

Adjusted net revenue (non-GAAP)(8)	$1,087,232	$770,720	$316,512
Adjusted EBITDA margin (non-GAAP)	31%	27%
Incremental adjusted EBITDA margin (non-GAAP)	41%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in both periods was primarily attributable to the Company’s profitability, partially offset by discrete tax benefits for stock compensation recorded in each quarter.
(3)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment.
(4)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(5)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(6)Restructuring charges in the 2026 period included employee-related wages, benefits and severance associated with a small reduction in headcount in our Technology Platform segment, which do not reflect expected future operating expenses and are not indicative of our core operating performance. Restructuring charges in 2025 relate to legal entity restructuring.
(7)Transaction-related expenses in the 2026 period reflect costs associated with strategic evaluations and related activities.
(8)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Tangible Book Value and Tangible Book Value per Common Share
Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	March 31, 2026	March 31, 2025
Equity (GAAP)	$10,811,591	$6,678,514
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(215,087)	(279,757)
Related deferred tax liabilities	41,418	55,780
Tangible book value (as of period end) (non-GAAP)	$9,244,417	$5,061,032

Common stock outstanding (as of period end)	1,281,409	1,104,104

Book value per common share (GAAP)	$8.44	$6.05
Tangible book value per common share (non-GAAP)	$7.21	$4.58
Adjusted Net Income, Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings per share are non-GAAP measures. Adjusted net income is defined as net income, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings per share. Adjusted EPS is computed by dividing net income attributable to common stockholders, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period, excluding the dilutive impact of the 2026 and 2029 convertible notes under the if-converted method for which the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
Adjusted net income margin is computed as adjusted net income divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income to net income, the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended March 31,		2026 vs 2025
($ and shares in thousands, except per share amounts)(1)	2026	2025	$ Change
Net income (GAAP)	$166,731	$71,116	$95,615
Adjusted net income (non-GAAP)	$166,731	$71,116	$95,615

Numerator:
Net income attributable to common stockholders – diluted (GAAP)(2)	$167,075	$71,455
Adjusted net income attributable to common stockholders – diluted (non-GAAP)	$167,075	$71,455
Denominator:
Weighted average common stock outstanding – diluted	1,378,011	1,185,466
Non-GAAP adjustments:
Dilutive impact of convertible notes(3)	(22,032)	(31,412)
Adjusted weighted average common stock outstanding — diluted (non-GAAP)	1,355,979	1,154,054

Earnings per share – diluted (GAAP)(2)	$0.12	$0.06
Impact of adjustments per share	—	—
Adjusted earnings per share – diluted (non-GAAP)(2)	$0.12	$0.06

Net income margin (GAAP)	15%	9%

Adjusted net revenue (non-GAAP)(4)	$1,087,232	$770,720
Adjusted net income margin (non-GAAP)	15%	9%
Incremental adjusted net income margin (non-GAAP)	30%
____________________
(1)Certain amounts may not recalculate exactly using the rounded amounts provided. Earnings per share is calculated based on unrounded numbers.
(2)Diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(3)This non-GAAP adjustment excludes the dilutive impact of the 2026 and 2029 convertible notes, to the extent that the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
(4)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$3,401,020	$4,929,452
Restricted cash and restricted cash equivalents	360,231	427,321
Investment securities (includes available-for-sale securities of $3,048,360 and $2,454,453 at fair value with associated amortized cost of $3,043,774 and $2,434,627, as of March 31, 2026 and December 31, 2025, respectively)	3,231,227	2,575,607
Loans held for sale (includes $25.3 billion and $22.7 billion at fair value, as of March 31, 2026 and December 31, 2025, respectively)	25,454,796	22,862,749
Loans held for investment, at fair value	15,336,820	13,657,578
Loans held for investment, at amortized cost (less allowance for credit losses of $51,934 and $50,934, as of March 31, 2026 and December 31, 2025, respectively)	1,381,174	1,516,736
Servicing rights	367,902	378,178
Property, equipment and software	448,488	416,448
Goodwill	1,393,505	1,393,505
Intangible assets	215,087	231,919
Operating lease right-of-use assets	88,856	93,941
Other assets (less allowance for credit losses of $2,682 and $2,998, as of March 31, 2026 and December 31, 2025, respectively)	2,019,152	2,177,044
Total assets	$53,698,258	$50,660,478
Liabilities and equity
Liabilities:
Deposits:
Interest-bearing deposits	$40,119,699	$37,387,350
Noninterest-bearing deposits	122,998	118,045
Total deposits	40,242,697	37,505,395
Accounts payable, accruals and other liabilities	729,265	743,716
Operating lease liabilities	100,707	106,190
Debt	1,813,481	1,815,162
Residual interests classified as debt	517	520
Total liabilities	42,886,667	40,170,983
Commitments, guarantees, concentrations and contingencies
Equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,281,409,498 and 1,270,568,878 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	127	126
Additional paid-in capital	11,471,754	11,302,668
Accumulated other comprehensive income (loss)	(2,743)	10,979
Accumulated deficit	(657,547)	(824,278)
Total equity	10,811,591	10,489,495
Total liabilities and equity	$53,698,258	$50,660,478

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$4,497,684	$37,749	3.40%	$2,738,657	$25,987	3.85%
Investment securities	2,722,554	32,740	4.88	2,031,588	26,344	5.26
Loans	40,101,179	930,507	9.41	28,877,073	711,481	9.99
Total interest-earning assets	47,321,417	1,000,996	8.58	33,647,318	763,812	9.21
Total noninterest-earning assets	4,649,975			3,822,660
Total assets	$51,971,392			$37,469,978
Liabilities and Equity
Interest-bearing liabilities:
Demand deposits	$3,412,369	$8,395	1.00%	$1,988,318	$2,371	0.48%
Savings deposits	33,344,978	268,303	3.26	23,694,819	216,671	3.71
Time deposits	1,008,195	10,531	4.24	502,562	6,357	5.13
Total interest-bearing deposits	37,765,542	287,229	3.08	26,185,699	225,399	3.49
Warehouse facilities	726,929	8,298	4.63	1,988,643	26,390	5.38
Securitization debt	53,065	390	2.98	73,781	581	3.20
Other debt	1,761,584	12,091	2.78	1,755,695	12,716	2.94
Total debt	2,541,578	20,779	3.32	3,818,119	39,687	4.22
Residual interests classified as debt	511	—	—	579	—	—
Total interest-bearing liabilities	40,307,631	308,008	3.10	30,004,397	265,086	3.58
Total noninterest-bearing liabilities	1,220,573			851,676
Total liabilities	41,528,204			30,856,073
Total equity	10,443,188			6,613,905
Total liabilities and equity	$51,971,392			$37,469,978

Net interest income		$692,988			$498,726
Net interest margin			5.94%			6.01%

Table 5
Company Metrics

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Members	14,706,040	13,651,002	12,642,375	11,745,572	10,915,811	10,127,323	9,372,615	8,774,236	8,131,720
Total Products	22,159,146	20,168,142	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128
Total Products — Lending segment	2,831,352	2,633,186	2,462,588	2,280,368	2,129,833	2,010,354	1,890,761	1,786,580	1,705,155
Total Products — Financial Services segment	19,327,794	17,534,956	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973
Total Accounts — Technology Platform segment	132,874,105	128,461,873	157,859,670	160,046,369	158,432,347	167,713,818	160,179,299	158,485,125	151,049,375

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts, SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts), and SoFi Crypto accounts that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of four products: IRA self-directed accounts, taxable self-directed accounts, IRA robo-advisory accounts, and taxable robo-advisory accounts. Our members can select any one or combination of the SoFi Invest products. If a member has multiple SoFi

Invest accounts of the same products, such as one IRA self-directed account and one IRA robo-advisory account (or one tax-advantaged brokerage account and one taxable brokerage account), those are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for other products and solutions for which the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Lending
Net interest income	$500,231	$444,763	$427,973	$372,675	$360,621	$345,210	$316,268	$279,212	$266,536
Total noninterest income	142,189	53,919	65,409	70,837	52,752	72,586	79,977	61,493	63,940
Total net revenue	642,420	498,682	493,382	443,512	413,373	417,796	396,245	340,705	330,476
Adjusted net revenue – Lending(1)	629,284	486,466	481,408	446,798	412,334	422,783	391,892	339,052	325,323
Contribution profit – Lending(2)	382,386	271,655	261,600	244,710	238,935	245,958	238,928	197,938	207,719
Technology Platform
Net interest income	$355	$394	$432	$266	$413	$473	$629	$555	$501
Total noninterest income	74,731	121,979	114,146	109,567	103,014	102,362	101,910	94,883	93,865
Total net revenue(2)	75,086	122,373	114,578	109,833	103,427	102,835	102,539	95,438	94,366
Contribution profit – Technology Platform	11,999	47,934	32,371	33,195	30,913	32,107	32,955	31,151	30,742
Financial Services
Net interest income	$227,740	$207,810	$203,660	$193,322	$173,199	$160,337	$154,143	$139,229	$119,713
Total noninterest income	200,803	248,931	215,963	169,211	129,920	96,183	84,165	36,903	30,838
Total net revenue	428,543	456,741	419,623	362,533	303,119	256,520	238,308	176,132	150,551
Contribution profit – Financial Services(2)	195,584	230,788	225,557	188,232	148,332	114,855	99,758	55,220	37,174
Corporate/Other
Net interest income (expense)	$(35,338)	$(35,688)	$(46,951)	$(48,426)	$(35,507)	$(35,851)	$(40,030)	$(6,412)	$15,968
Total noninterest income (loss)	(10,343)	(17,057)	(19,032)	(12,508)	(12,653)	(7,175)	59	(7,245)	53,634
Total net revenue (loss)(2)	(45,681)	(52,745)	(65,983)	(60,934)	(48,160)	(43,026)	(39,971)	(13,657)	69,602
Consolidated
Net interest income	$692,988	$617,279	$585,114	$517,837	$498,726	$470,169	$431,010	$412,584	$402,718
Total noninterest income	407,380	407,772	376,486	337,107	273,033	263,956	266,111	186,034	242,277
Total net revenue	1,100,368	1,025,051	961,600	854,944	771,759	734,125	697,121	598,618	644,995
Adjusted net revenue(1)	1,087,232	1,012,835	949,626	858,230	770,720	739,112	689,445	596,965	580,648
Net income	166,731	173,549	139,392	97,263	71,116	332,473	60,745	17,404	88,043
Adjusted EBITDA(1)	339,901	317,597	276,881	249,083	210,337	197,957	186,237	137,901	144,385
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 7
Fee-Based Revenue
(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2026	2025
Loan platform fees	$118,978	$73,050
Referrals, loan platform business	19,277	19,700
Total Loan platform fees	138,255	92,750
Referrals, other	3,756	2,530
Interchange	35,201	22,812
Brokerage	15,104	6,985
Loan origination fees	138,278	101,998
Technology services	48,784	85,988
Net crypto transaction revenue(1)	852	—
Other	6,530	2,367
Total fee-based revenue	$386,760	$315,430
___________________
(1)In the fourth quarter of 2025, the Company launched SoFi Crypto, which gives members the ability to buy, sell and hold digital assets. Net crypto transaction revenue primarily consists of transaction fees earned from facilitating member buy and sell orders on our platform.

Table 8
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$22,886,367	$170,821	3.03%	$18,394,833	$150,074	3.31%
Student loans	14,368,902	22,919	0.65%	9,051,465	10,597	0.47%
Home loans	1,399,917	—	—%	226,734	—	—%
Secured loans	805,795	—	—%	757,030	—	—%
Credit card	464,009	7,647	6.68%	297,637	7,990	10.89%
Commercial and consumer banking	176,189	248	0.57%	149,374	3	0.01%
Total loans	$40,101,179	$201,635	2.04%	$28,877,073	$168,664	2.37%

Table 9
Regulatory Capital
(Unaudited)

	March 31, 2026		March 31, 2025
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$8,830,430	21.1%	$4,588,665	15.3%	7.0%
Tier 1 risk-based capital	8,830,430	21.1%	4,588,665	15.3%	8.5%
Total risk-based capital	8,882,174	21.3%	4,632,758	15.5%	10.5%
Tier 1 leverage	8,830,430	17.7%	4,588,665	13.0%	4.0%
Risk-weighted assets	41,792,048		29,916,795
Quarterly adjusted average assets	49,987,621		35,382,231
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.